Exhibit 99.1

Media Contacts:	Investor Relations Contact
Maureen O’Brien	Melanie Mock
Equinix, Inc.	Equinix, Inc.
(650) 316-6043	(650) 316-6099
mobrien@equinix.com	mmock@equinix.com

David Fonkalsrud
K/F Communications, Inc.
(415) 255-6506
dave@kfcomm.com

FOR IMMEDIATE RELEASE

EQUINIX RETIRES ADDITIONAL $10 MILLION OF SENIOR NOTES, REDUCING
DEBT SERVICE BY NEARLY $150 MILLION SINCE THIRD QUARTER 2001

Company Files Proxy to Approve Issuance of Additional Common Stock

Mountain View, CA – June 12, 2002 — Equinix, Inc. (Nasdaq: EQIX), the leading provider of core Internet exchange services, today announced that the company has retired an additional $10 million of its 13% Senior Notes due in 2007. In addition, the company announced the filing of a proxy statement calling for a special stockholders’ meeting to approve the potential issuance of up to 15 million shares of Common Stock in exchange for the retirement of additional Senior Notes. The total number of common stock shares outstanding is currently 96.9 million shares.

“As stated on our last quarterly earnings call, we continue to aggressively pursue opportunities to take debt out of the business,” said Peter Van Camp, chairman and CEO of Equinix. “The ability to issue additional shares of our Common Stock will give us greater flexibility and options to de-leverage the company. While we do not expect to transact any additional debt for equity exchanges in the near term at the current stock trading level, the availability of additional authorized shares will enable us to take advantage of favorable debt for equity exchange opportunities as market conditions improve.”

In total, the company has retired $52 million of its Senior Notes at significant discounts, including the $42 million in debt exchanges previously announced in the first half of 2002. Since October of 2001, the company has reduced its total debt outstanding by $97 million. This is comprised of the retirement of $52 million in Senior Notes, together with the $45 million repayment on the company’s senior credit facility in October of 2001. In the aggregate, this reduces the company’s annual interest expense by nearly $10 million and reduces the company’s total debt obligations, including principal and interest over the term of the debt, by approximately $150 million.

About Equinix

Equinix is the leading provider of core Internet exchange services that allow networks, Internet infrastructure companies, enterprises and content providers to grow, manage and control their network and Internet operations for unparalleled performance. Through the company’s seven Internet Business Exchange™ (IBX®) centers, customers can directly interconnect with the providers that serve more than 90% of the world’s Internet networks and users for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

Customers include Associated Press, AT&T, Cable&Wireless, Charles Schwab, Earthlink, EDS, EYT, Genuity, Google, IBM, Level 3, MSN, Qwest, UUNET/WorldCom, Washingtonpost.Newsweek Interactive, and Yahoo!. For more information, visit the company’s Web site at www.equinix.com.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.

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This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of operating IBX centers and developing, deploying and delivering Equinix services; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay outstanding indebtedness; the loss or decline in business from our key customers and other risks described from time to time in Equinix’s filings with the Securities and Exchange Commission. In particular, see Equinix’s recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.